STATE FARM ASSOCIATES' FUNDS TRUST

Exhibits

Item 77C:  Submission of matters to a vote of security holders.

(a) A special meeting of the registrant's security holders was held on June 17,2005.


(b) The following individuals were elected to serve on the Board of Trustees until the next meeting of shareowners called for this purpose and until their successors shall be elected and qualified:

          Edward B. Rust Jr.
          Michael L. Tipsord
          Thomas M. Mengler
          James A. Shirk
          Donald A. Altorfer
          Victor J. Boschini
          David L. Vance
          Alan R. Latshaw

     There are no other directors now in office.


(c)  Matters voted upon:

     Elect the following individuals to serve on the Board of Trustees:

     Trustee                  Votes Cast For      Votes Withheld
     -------                  --------------      --------------
     Edward B. Rust, Jr.       62,294,004            1,800,177
     Michael L. Tipsord        62,854,848      	     1,248,333
     Thomas M. Mengler         63,056,741            1,037,440
     James A. Shirk            63,046,354            1,047,828
     Donald A. Altorfer        62,909,028            1,185,153
     Victor J. Boschini        62,831,352            1,262,829
     David L. Vance            62,922,861            1,171,320
     Alan R. Latshaw           62,811,627            1,282,554


(d)  Not Applicable